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                                  EXHIBIT 24.1


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INDEPENDENT AUDITOR'S CONSENT

To the Board Of Directors
Medialink Worldwide Incorporated

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement of Medialink Worldwide Incorporated on Form S-8 of our report dated June 6, 1997 on the financial statements of Corporate TV Group, Inc. as of April 30, 1997 and December 31, 1996 and 1995 and for the period from January 1, 1997 through April 30, 1997, the year ended December 31, 1996 and for the period from August 1, 1995 (date operations commenced) through December 31, 1995.

/s/ Goldstein Golub Kessler & Company, P.C.

GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.

New York, New York
June 26, 1997